Filed Pursuant to Rule 433

Registration No. 333-180289

Dated February 4, 2013

FREE WRITING PROSPECTUS

(To Prospectus dated March 22, 2012,

Prospectus Supplement dated March 22, 2012 and

Equity Index Underlying Supplement dated March 22, 2012)

HSBC USA Inc.

Averaging Notes

}	Averaging Notes Linked to a reference asset consisting of the Hang Seng® Index, the Taiwan Stock Exchange Capitalization Weighted Stock Index, the Korea Composite Stock Price Index 200 and the MSCI Singapore Free IndexSM

}	6-year maturity

}	Exposure to any positive return of the reference asset, based on the average closing levels of the reference asset components on the quarterly observation dates over the term of the Notes

}	If the average of the closing levels of the reference asset on the quarterly observation dates is equal to or lower than the initial level, then the Notes will pay principal at maturity

}	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Averaging Notes (each a “Note” and collectively the “Notes") will not be listed on any U.S. securities exchange or automated quotation system. The Notes will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying Equity Index Underlying Supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-20 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-10 of this document, page S-3 of the accompanying prospectus supplement, and page S-1 of the accompanying Equity Index Underlying Supplement.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000
Total

1 HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 4.025% and referral fees of up to 1.500% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. In no case will the sum of the underwriting discounts and referral fees exceed 4.025% per $1,000 Principal Amount. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-20 of this free writing prospectus.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

Averaging Notes

}	Linked to an equally weighted basket consisting of the Hang Seng® Index, the Taiwan Stock Exchange Capitalization Weighted Stock Index, the Korea Composite Stock Price Index 200 and the MSCI Singapore Free IndexSM

Indicative Terms
Principal Amount	$1,000 per Note
Reference Asset	An equally weighted basket consisting of the following four indices (each a “Reference Asset Component” and together, the “Reference Asset Components”): Hang Seng® Index (“HSI”); Taiwan Stock Exchange Capitalization Weighted Stock Index (“TAIEX”); Korea Composite Stock Price Index 200 (“KOSPI2”); and MSCI Singapore Free IndexSM (“SIMSCI”).
Term	6 years
Reference Return	Final Basket Level – Initial Basket Level Initial Basket Level
Payment at Maturity per Note

If the Reference Return is greater than zero, you will receive:

$1,000 + ($1,000 × Reference Return)

If the Reference Return is less than or equal to zero, you will receive the $1,000 Principal Amount.

Initial Basket Level	Set to 100 on the Pricing Date
Final Basket Level	The Basket Closing Level on the Final Valuation Date
Trade Date	February 21, 2013
Pricing Date	February 22, 2013
Settlement Date	February 27, 2013
Final Valuation Date	February 22, 2019
Maturity Date	February 27, 2019
Observation Dates	See page FWP-6
CUSIP/ISIN	40432XAD3/US40432XAD30

The Notes

The Notes provide an opportunity for potentially positive returns if the Final Basket Level is higher than the Initial Basket Level. The Final Basket Level will be a function of the average of the closing levels of the Reference Asset Components on each of the quarterly observation dates over the term of the Notes. If the Final Basket Level is less than the Initial Basket Level, the Notes provide full repayment of principal at maturity, subject to the credit risk of HSBC.

The offering period for the Notes is through February 21, 2013

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Hypothetical Returns Comparison

The solid red line shows what a hypothetical 6 year Averaging Note linked to an equally weighted basket consisting of the Hang Seng® Index, the Taiwan Stock Exchange Capitalization Weighted Stock Index, the Korea Composite Stock Price Index 200 and the MSCI Singapore Free IndexSM at maturity would have returned for maturities at the end of each month from January 2008 through December 2012. The black line shows the 6-year point to point returns (excluding dividends) of the equally weighted basket consisting of the Hang Seng® Index, the Taiwan Stock Exchange Capitalization Weighted Stock Index, the Korea Composite Stock Price Index 200 and the MSCI Singapore Free IndexSM over the same period of time.

Pricing Source: Bloomberg L.P. Past performance is not a prediction or guarantee of future results.

Features of Quarterly Averaging

►	The return on securities with quarterly averaging, such as the Notes, may be less volatile compared to securities where the return is fixed from point to point. However, the effect of the quarterly averaging may reduce the return on the Notes under certain market conditions.

►	As compared with the point to point payoff method, a quarterly averaging payoff method may yield a higher final return in the event the Reference Asset Components increase over the term of the Notes but decline near the end. However, it may yield a lower final return in the event that the Reference Asset Components decline over most of the term of the Notes but increase near the end.

►	Averaging will not reflect the full performance of the Reference Asset Components if the Reference Asset Components steadily increase over the term of the Notes.

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Information about the Reference Asset

Hang Seng® Index

The HSI is a free float-adjusted market capitalization weighted stock market index in the Stock Exchange of Hong Kong Limited (the “SEHK”). The HSI is an indicator of the performance of the Hong Kong stock market. Only companies with a primary listing on the main board of the SEHK are eligible as constituents of the HSI.

The graph above illustrates the daily five-year performance of the Reference Asset Component through January 24, 2013. The closing levels in the graph above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results. For further information on this Reference Asset Component please see “Hang Seng® Index” on page FWP-15 and in the accompanying Equity Index Underlying Supplement. We have derived all disclosure regarding this Reference Asset Component from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about this Reference Asset Component.

Taiwan Stock Exchange Capitalization Weighted Stock Index

The TAIEX is a capitalization-weighted index compiled by Taiwan Stock Exchange Co., Ltd. ("TWSE") and covers all of the listed stocks excluding preferred stocks, full-delivery stocks and newly listed stocks, which are listed for less than one calendar month on the TWSE.

The graph above illustrates the daily five-year performance of the Reference Asset Component through January 24, 2013. The closing levels in the graph above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results. For further information on this Reference Asset Component please see “Taiwan Stock Exchange Capitalization Weighted Stock Index” on page FWP-16 and in the accompanying Equity Index Underlying Supplement. We have derived all disclosure regarding this Reference Asset Component from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about this Reference Asset Component.

Korea Composite Stock Price Index 200

The KOSPI2 is a capitalization-weighted index of 200 Korean blue-chip stocks which make up a large majority of the total market value of the Korea Exchange. The constituent stocks are selected on the basis of the market value of the individual stocks, liquidity and representativeness of the respective market and industry groups.

The graph above illustrates the daily five-year performance of the Reference Asset Component through January 24, 2013. The closing levels in the graph above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results. For further information on this Reference Asset Component please see “Korea Composite Stock Price Index 200” beginning on page FWP-19. We have derived all disclosure regarding this Reference Asset Component from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about this Reference Asset Component.

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MSCI Singapore Free IndexSM0

The SIMSCI tracks the performance of the Singaporean equities market. The SIMSCI is a free-float adjusted capitalization weighted index and aims to capture 85% of the publically available market capitalization. Companies are subject to a global minimum size requirement. The SIMSCI is based on the Global Investable Market Indices methodology.

The graph above illustrates the daily five-year performance of the Reference Asset Component through January 24, 2013. The closing levels in the graph above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results. For further information on this Reference Asset Component please see “MSCI Singapore Free IndexSM” beginning on page FWP-19. We have derived all disclosure regarding this Reference Asset Component from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about this Reference Asset Component.

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HSBC USA Inc.

Averaging Notes

Linked to an equally weighted basket consisting of the Hang Seng® Index, the Taiwan Stock Exchange Capitalization Weighted Stock Index, the Korea Composite Stock Price Index 200 and the MSCI Singapore Free IndexSM

The offering of Notes will have the terms described in this free writing prospectus and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control.

This free writing prospectus relates to an offering of Notes linked to the performance of an equally weighted basket consisting of the Hang Seng® Index, the Taiwan Stock Exchange Capitalization Weighted Stock Index, the Korea Composite Stock Price Index 200 and the MSCI Singapore Free IndexSM (together, the “Reference Asset”). The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The underlying basket consisting of the following four indices (each a “Reference Asset Component” and together, the “Reference Asset Components”): Hang Seng® Index (“HSI”); Taiwan Stock Exchange Capitalization Weighted Stock Index (“TAIEX”); Korea Composite Stock Price Index 200 (“KOSPI2”); and MSCI Singapore Free IndexSM (“SIMSCI”).
Trade Date:	February 21, 2013
Pricing Date:	February 22, 2013
Settlement Date:	February 27, 2013
Final Valuation Date:	February 22, 2019. The Final Valuation Date is subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, which is expected to be February 27, 2019. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Observation Dates:	The 22nd calendar day of each February, May, August, and November, commencing May 22, 2013 to and including the Final Valuation Date. There will be a total of 24 Observation Dates over the term of the Notes. If a scheduled Observation Date is not a scheduled trading day, the next scheduled trading day shall be such Observation Date. The Observation Dates are subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Reference Return:	The quotient, expressed as a percentage, calculated as follows: Final Basket Level – Initial Basket Level Initial Basket Level
Payment at Maturity per Note:

If the Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of Notes, equal to:

$1,000 + ($1,000 × Reference Return)

If the Reference Return is less than or equal to zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of Notes, equal to the $1,000 Principal Amount.

Initial Basket Level:	Set to 100 on the Pricing Date
Final Basket Level:	The Basket Closing Level on the Final Valuation Date
Basket Closing Level:	The Basket Closing Level will be calculated as follows: 100 × (1 + (sum of the following products: each Reference Asset Component Return multiplied by its respective Component Weighting of 1/4))
Reference Asset Component Return:

For each of the Reference Asset Components, the Reference Asset Component Return refers to the return for that Reference Asset Component. The return is expressed as the percentage change from the Initial Component Level of that Reference Asset Component to its Average Component Level, as follows:

Average Component Level – Initial Component Level

                                       Initial Component Level

Initial Component Level:	With respect to each Reference Asset Component, its Official Closing Level (as defined below) on the Pricing Date, as determined by the calculation agent.
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Average Component Level:	The Average Component Level for each Reference Asset Component is equal to the arithmetic average of its Official Closing Levels on each of the 24 quarterly Observation Dates.
Official Closing Level:	With respect to each Reference Asset Component, the closing level on any scheduled trading day as determined by the calculation agent based upon the closing level of that index displayed on the relevant Bloomberg Professional® service page (with respect to the HSI, “HSI <INDEX>”, with respect to the TAIEX, “TWSE <INDEX>”, with respect to the KOSPI2, “KOSPI2 <Index>” and with respect to the SIMSCI, “SIMSCI <INDEX>”, or on any successor page on the Bloomberg Professional® service or any successor service, as applicable.
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
CUSIP/ISIN:	40432XAD3/US40432XAD30

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the securities.

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GENERAL

This free writing prospectus relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the Equity Index Underlying Supplement dated March 22, 2012. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Equity Index Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-10 of this free writing prospectus, page S-3 of the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The Equity Index Underlying Supplement at: www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm

}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

Payment at Maturity

On the Maturity Date, for each Note you hold, we will pay you the Payment at Maturity, which is an amount in cash, described below:

If the Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of Notes, equal to:

$1,000 + ($1,000 × Reference Return)

If the Reference Return is less than or equal to zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of Notes, equal to the $1,000 Principal Amount.

Interest

The Notes will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsor

With respect to the HSI, Hang Seng Indexes Company Limited, a wholly-owned subsidiary of Hang Seng Bank, is the reference sponsor. With respect to the TAIEX, Taiwan Stock Exchange Co., Ltd. is the reference sponsor. With respect to the KOSPI2, Korea Exchange is the reference sponsor. With respect to the SIMSCI, MSCI, Inc. is the reference sponsor.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:	The Notes may not be suitable for you if:

} You seek an investment with returns linked to the potential positive average performance of the Reference Asset and you believe that the average performance of the Reference Asset will exceed the performance of the Reference Asset as measured solely by the change from the Pricing Date to the Final Valuation Date.

} You are comfortable receiving only the Principal Amount of your Notes at maturity if the Reference Return is below zero.

} You are willing to forgo dividends or other distributions paid to holders of the stocks comprising the Reference Asset Components.

} You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

} You do not seek current income from your investment.

} You do not seek an investment for which there is an active secondary market.

} You are willing to hold the Notes to maturity.

} You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

} You are unwilling to receive only the Principal Amount of your Notes at maturity if the Reference Return is below zero.

} You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

} You prefer to receive the dividends or other distributions paid on the stocks comprising the Reference Asset Components.

} You seek current income from your investment.

} You seek an investment for which there will be an active secondary market.

} You are unable or unwilling to hold the Notes to maturity.

} You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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Risk Factors

We urge you to read the section “Risk Factors” beginning on page S-3 in the accompanying prospectus supplement and on page S-1 of the accompanying Equity Index Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any of the stocks comprising the Reference Asset. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

}	“— Risks Relating to All Note Issuances” in the prospectus supplement;

}	“— General risks related to Indices” in the Equity Index Underlying Supplement;

}	“—The Indices Comprising the Reference Asset May Not Move in Tandem; and Gains in One Such Equity Index May Be Offset by Declines in Another Equity Index” in the Equity Index Underlying Supplement;

}	“— Risks Associated with Non-U.S. Companies” in the Equity Index Underlying Supplement;

}	“— Securities Prices Generally are Subject to Political, Economic, Financial, and Social Factors that Apply to the Markets in which they Trade and to a Lesser Extent, Foreign Markets” in the Equity Index Underlying Supplement;

}	“— Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the Equity Index Underlying Supplement;

}	“— The Notes Will Not Be Adjusted for Changes in Exchange Rates” in the Equity Index Underlying Supplement; and

}	“—There are Risks Associated with Emerging Markets” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

Because the Average Closing Level is based on an average of the Official Closing Levels of the Reference Asset Components on each Observation Date throughout the term of the Notes, the Average Closing Level may be less than the Official Closing Level of the Reference Asset Components on the Final Valuation Date.

Because the Final Basket Level is calculated by reference to an average of the Official Closing Levels of the Reference Asset Components on various Observation Dates throughout the term of the Notes, the Final Basket Level, as so calculated, may be less than the Official Closing Level of the Reference Asset Components on the Final Valuation Date. As a result, the Payment at Maturity you receive may be less than the return you would receive if the Payment at Maturity was based solely on the Official Closing Levels of one or more of the Reference Asset Components on the Final Valuation Date. This difference could be particularly large if there is a significant increase in the Official Closing Level of the Reference Asset Components during the latter portion of the term of the Notes. Additionally, the secondary market value of the Notes, if such a market exists, will be impacted by the Official Closing Level of the Reference Asset Components on any previous Observation Dates, in that those levels will impact the amount payable at maturity.

The Notes will not bear interest.

As a holder of the Notes, you will not receive interest payments.

The Reference Asset may be volatile.

While the Reference Asset has been designed in part to mitigate the effects of volatility by linking to equity securities in four different international markets, there is no assurance that it will be successful in doing so. It is also possible that the features of the Reference Asset designed to address the effects of volatility will instead adversely affect the return of the Reference Asset and, consequently, the return on your Notes.

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Changes that affect the Reference Asset will affect the market value of the Notes and the amount you will receive at maturity.

The policies of the reference sponsors concerning additions, deletions and substitutions of the constituents comprising the Reference Asset Components and the manner in which the reference sponsors take account of certain changes affecting those constituents may affect the levels of the Reference Asset Components. The policies of the reference sponsors with respect to the calculation of the Reference Asset Components could also affect the level of the Reference Asset Components. The reference sponsors may discontinue or suspend calculation or dissemination of the Reference Asset Components. Any such actions could affect the value of and return on the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the amounts owed to you under the terms of the Notes.

Certain built-in costs are likely to adversely affect the value of the Notes prior to maturity.

While the Payment at Maturity described in this free writing prospectus is based on the full Principal Amount of your Notes, the original issue price of the Notes includes the agent’s commission and the estimated cost of HSBC hedging its obligations under the Notes. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

Risks Associated with foreign securities markets.

Because stocks or companies included in the Reference Asset Components are publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the Notes involve particular risks. For example, the foreign securities markets may be more volatile than the United States securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Lack of liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” below and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Illustrative Examples

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Reference Asset relative to its Initial Level. We cannot predict the Average Closing Level of the Reference Asset Components. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical initial levels of the Reference Asset Components used in the illustrations below are not expected to be the actual initial levels of the Reference Asset Components to which your Notes are linked. You should not take these examples as an indication or assurance of the expected performance of the Reference Asset. With respect to the Notes, the Payment at Maturity may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table and examples below have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in Notes for a hypothetical range of Reference Returns from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Total Return” below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 principal amount of Notes to $1,000. The potential returns described here assume that your Notes are held to maturity. You should consider carefully whether the Notes are suitable to your investment goals. You should not take the below illustration as an indication or assurance of the expected performance of the Reference Asset or return of the Notes.

The following table and examples assume the following:

}	Principal Amount:	$1,000
}	Initial Basket Level:	100

Hypothetical Final Basket Level	Hypothetical Reference Return	Hypothetical Total Return
200	100.00%	100.00%
190	90.00%	90.00%
180	80.00%	80.00%
170	70.00%	70.00%
160	60.00%	60.00%
150	50.00%	50.00%
140	40.00%	40.00%
130	30.00%	30.00%
120	20.00%	20.00%
115	15.00%	15.00%
110	10.00%	10.00%
105	5.00%	5.00%
102	2.00%	2.00%
101	1.00%	1.00%
100	0.00%	0.00%
99	-1.00%	0.00%
98	-2.00%	0.00%
95	-5.00%	0.00%
90	-10.00%	0.00%
85	-15.00%	0.00%
80	-20.00%	0.00%
70	-30.00%	0.00%
60	-40.00%	0.00%
50	-50.00%	0.00%
40	-60.00%	0.00%
30	-70.00%	0.00%
20	-80.00%	0.00%
10	-90.00%	0.00%
0	-100.00%	0.00%
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The following examples indicate how the Payment at Maturity would be calculated with respect to a hypothetical $1,000 investment in the Notes.

Example 1: The Reference Asset increases over the term of the Notes.

OBSERVATION DATES	HSI OFFICIAL CLOSING LEVELS	TAIEX OFFICIAL CLOSING LEVELS	KOSPI2 OFFICIAL CLOSING LEVELS	SIMSCI OFFICIAL CLOSING LEVELS
INITIAL Component LEVEL:	21,500.00	7,000.00	250.00	330.00
Quarter 1	21,520.00	7,020.00	255.00	335.00
Quarter 2	21,540.00	7,040.00	260.00	340.00
Quarter 3	21,560.00	7,060.00	265.00	345.00
Quarter 4	21,580.00	7,080.00	270.00	350.00
Quarter 5	21,600.00	7,100.00	275.00	355.00
Quarter 6	21,620.00	7,120.00	280.00	360.00
Quarter 7	21,640.00	7,140.00	285.00	365.00
Quarter 8	21,660.00	7,160.00	290.00	370.00
Quarter 9	21,680.00	7,180.00	295.00	375.00
Quarter 10	21,700.00	7,200.00	300.00	380.00
Quarter 11	21,720.00	7,220.00	305.00	385.00
Quarter 12	21,740.00	7,240.00	310.00	390.00
Quarter 13	21,760.00	7,260.00	315.00	395.00
Quarter 14	21,780.00	7,280.00	320.00	400.00
Quarter 15	21,800.00	7,300.00	325.00	405.00
Quarter 16	21,820.00	7,320.00	330.00	410.00
Quarter 17	21,840.00	7,340.00	335.00	415.00
Quarter 18	21,860.00	7,360.00	340.00	420.00
Quarter 19	21,880.00	7,380.00	345.00	425.00
Quarter 20	21,900.00	7,400.00	350.00	430.00
Quarter 21	21,920.00	7,420.00	355.00	435.00
Quarter 22	21,940.00	7,440.00	360.00	440.00
Quarter 23	21,960.00	7,460.00	365.00	445.00
Quarter 24 (Final Valuation Date)	21,980.00	7,480.00	370.00	450.00
Average Component Level:	21,750.00	7,250.00	312.50	392.50
Reference Asset Component Return:	1.16%	3.57%	25.00%	18.94%
Reference Return:	12.17%
Total Return:	12.17%

In this example, the total return you would receive is 12.17%.

If the Reference Return is greater than zero, the Payment at Maturity per $1,000 Principal Amount of Notes will equal $1,000 + ($1,000 x Reference Return). Accordingly, the Payment at Maturity in this example would equal $1,000 plus $1,000 times 12.17%, or $1,121.70.

Example 1 shows that where the Reference Return is greater than zero, the investor will be paid a return based on the Reference Return.

In addition, Example 1 shows that the Average Component Levels may be less than the Official Closing Levels on the Final Valuation Date. In that case the Payment at Maturity does not reflect the full performance of the Reference Asset during the term of the Notes (i.e., does not reflect the full performance measured as the difference between the Initial Component Levels and the Official Closing Levels on the Final Valuation Date).

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Example 2: The Reference Asset declines over the term of the Notes.

OBSERVATION DATES	HSI OFFICIAL CLOSING LEVELS	TAIEX OFFICIAL CLOSING LEVELS	KOSPI2 OFFICIAL CLOSING LEVELS	SIMSCI OFFICIAL CLOSING LEVELS
INITIAL Component LEVEL:	21,500.00	7,000.00	250.00	330.00
Quarter 1	21,480.00	6,980.00	245.00	325.00
Quarter 2	21,460.00	6,960.00	240.00	320.00
Quarter 3	21,440.00	6,940.00	235.00	315.00
Quarter 4	21,420.00	6,920.00	230.00	310.00
Quarter 5	21,400.00	6,900.00	225.00	305.00
Quarter 6	21,380.00	6,880.00	220.00	300.00
Quarter 7	21,360.00	6,860.00	215.00	295.00
Quarter 8	21,340.00	6,840.00	210.00	290.00
Quarter 9	21,320.00	6,820.00	205.00	285.00
Quarter 10	21,300.00	6,800.00	200.00	280.00
Quarter 11	21,280.00	6,780.00	195.00	275.00
Quarter 12	21,260.00	6,760.00	190.00	270.00
Quarter 13	21,240.00	6,740.00	185.00	265.00
Quarter 14	21,220.00	6,720.00	180.00	260.00
Quarter 15	21,200.00	6,700.00	175.00	255.00
Quarter 16	21,180.00	6,680.00	170.00	250.00
Quarter 17	21,160.00	6,660.00	165.00	245.00
Quarter 18	21,140.00	6,640.00	160.00	240.00
Quarter 19	21,120.00	6,620.00	155.00	235.00
Quarter 20	21,100.00	6,600.00	150.00	230.00
Quarter 21	21,080.00	6,580.00	145.00	225.00
Quarter 22	21,060.00	6,560.00	140.00	220.00
Quarter 23	21,040.00	6,540.00	135.00	215.00
Quarter 24 (Final Valuation Date)	21,020.00	6,520.00	130.00	210.00
Average Component Level:	21,250.00	6,750.00	187.50	267.5
Reference Asset Component Return:	-1.16%	-3.57%	-25.00%	-18.94%
Reference Return:	-12.17%
Total Return:	-12.17%

In this example, the total return you would receive is 0.00%.

If the Reference Return is less than or equal to zero, the Payment at Maturity per $1,000 Principal Amount of Notes will be equal to the $1,000 Principal Amount.

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Information relating to the reference asset Components

Hang Seng® Index

Description of the HSI

The HSI is a free float-adjusted market capitalization weighted stock market index in the Stock Exchange of Hong Kong Limited (the “SEHK”). The HSI is an indicator of the performance of the Hong Kong stock market. Only companies with a primary listing on the main board of the SEHK are eligible as constituents of the HSI.

For more information about the HSI, see “The Hang Seng® Index” beginning on page S-30 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the HSI

The following graph sets forth the historical performance of the HSI based on the daily historical closing levels from January 24, 2008 through January 24, 2013. The closing level for the HSI on January 24, 2013 was 23,598.90. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the HSI should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the HSI on any of the quarterly Observation Dates.

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Taiwan Stock Exchange Capitalization Weighted Stock Index

General

HSBC has derived all information relating to the TAIEX, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by Taiwan Stock Exchange Co., Ltd. ("TWSE").

The TAIEX is a capitalization-weighted index compiled by TWSE. The TAIEX covers all of the listed stocks excluding preferred stocks, full-delivery stocks and newly listed stocks, which are listed for less than one calendar month on the Taiwan Stock Exchange. As of January 24, 2013, the index included 778 components. The base year value as of 1966 was set at 100.

Computation of the TAIEX

The constituents of the TAIEX compiled by TWSE are taken from all common stocks listed for trading on the Taiwan Stock Exchange, set forth below:

(1) Stocks of newly listed companies are included in the sample from the first trading day of the next month following one full calendar month from listing; provided that, stocks of listed companies converted into financial holding companies or investment holding companies, and listed companies transferred from the OTC market are included in the sample from the day of listing.

(2) Stocks suspended from trading are included in the sample from the first trading day of the next month following one full calendar month from reinstatement of normal trading; provided that, stocks suspended from trading because of issuance of replacement shares due to capital reduction resulted from a corporate split are included in the sample from the day of resuming trading of the new shares.

(3) Stocks changed to full-delivery trading are excluded from the sample, and will be included again on the date restoring regular trading status.

The TAIEX weighted index compiled by TWSE is calculated by the following formula:

Index = Aggregate market value / Base value of the current day × 100

The aggregate market value is the summation of the market values obtained by multiplying the traded price of each constituent by the issued shares of the current day. If there is no traded price on the current day, the opening auction reference price of the current day may be used for calculation. However, stock of newly listed companies included in calculation of the index may be accounted for on the basis of the listed shares of the current date.

The base value at the time of commencement of calculation of the index base period is the current aggregate market value at that time.

Adjustments of the TAIEX

Upon occurrence of any of the below-listed events, the base value of the TAIEX computed by TWSE shall be adjusted to maintain the continuity of the TAIEX:

(1)	Addition or deletion of a constituent - effective date;

(2)	Subscription of common shares for cash capital increase - ex-right date;

(3)	Distribution of common shares as bonus to employees or certificates of entitlement to new shares - listing date;

(4)	Distribution of common shares as stock dividends on preferred stock - ex-right date;

(5)	Holding by a listed company of treasury stock for which capital cancellation has not been carried out - ex-right date;

(6)	Share cancellation based on the law - ex-right date or the third trading day of the next month following public announcement on capital decrease, whichever comes first;

(7)	Failed offering for cash capital increase - at reversion to the original number of issued shares on the third trading day of the next month following receipt of notification;

(8)	Listing of certificates of entitlement to shares or new shares following company merger or consolidation - listing date;

(9)	Listing of common shares issued in replacement of certificates of entitlement to convertible bonds - listing date;

(10)	Common shares converted directly from convertible bonds or issued through exercise of securities with subscription right - ex-right date or the third trading day of the next month following the public announcement of capitalization amendment registration;

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(11)	Cash capital increase shares or certificates of payment for which shareholders have waived subscription rights and public underwriting has been adopted - listing date;

(12)	New shares issued for global depositary receipts - listing date;

(13)	Common shares converted from convertible preferred shares - listing date; and

(14)	Other non-trading factors affecting aggregate market value.

The formula for adjustment of the base value is as follows:

Base value of the current day = Base value of the previous day × (Adjusted aggregate market value after the close of the previous day / the closing aggregate market value of the previous day)

Adjusted aggregate market value after the close of the previous day = the closing aggregate market value of the previous day + the sum of various adjustments in market value.

Adjustments in market value are calculated as follows:

(1) above: Adjustment in market value = closing price of the previous day × shares issued

(2) above: Adjustment in market value = cash capital increase subscription price × number of cash capital increase shares

(3) above: Adjustment in market value = (closing price of the common shares before the listing date of distribution of common shares as bonus to employees or certificates of entitlement to new shares) × number of shares resulting from bonus to employees

(4) above: Adjustment in market value = ex-right reference price of the common shares × total number of common shares issued as stock dividends on preferred shares

•	Ex-right reference price of the common shares = (closing price before the ex-right date + cash capital increase subscription price × cash capital increase share distribution rate) / (1 + shareholder stock dividend rate + cash capital increase share distribution rate)

•	Shareholder stock dividend rate = number of capital increase shares distributed as dividends to shareholders / number of issued shares before the ex-right date

•	Cash capital increase share distribution rate = number of shares issued for the cash capital increase / number of issued shares before the ex-right date

(5) above: Adjustment in market value = aggregate market value after the ex-right date - aggregate market value before the ex-right date

•	Market value before the ex-right date = (closing price before the ex-right date - cash dividends per share) × number of issued shares before the ex-right date

•	Market value after the ex-right date = (closing price before the ex-right date - cash dividends per share) / (1 + shareholder stock dividend rate) × number of issued shares after the ex-right date

(6), (7), (8), (9), (10), (11), (12), (13) and (14) above: Adjustment in market value = closing price of the previous day × change in the number of shares

•	The opening auction reference price of the current day may be used for the calculation of the various adjustments in market value according to Article 4 after the close of the previous day, if the closing price is not available

License Agreement with TWSE

The Notes are not in any way sponsored, endorsed, sold or promoted by Taiwan Stock Exchange Corporation (“TWSE”) and TWSE does not make any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the Taiwan Stock Exchange Capitalization Weighted Stock Index (“the Index”) and/or the figure at which the said Index stands at any particular time on any particular day or otherwise. The Index is compiled and calculated by TWSE. However, TWSE shall not be liable (whether in negligence or otherwise) to any person for any error in the Index and TWSE shall not be under any obligation to advise any person of any error therein.

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Historical Performance of the TAIEX

The following graph sets forth the historical performance of the TAIEX based on the daily historical closing levels from January 24, 2008 through January 24, 2013. The closing level for the TAIEX on January 24, 2013 was 7,695.99. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the TAIEX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the TAIEX any of the quarterly Observation Dates.

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Korea Composite Stock Price Index 200

Description of the KOSPI2

The KOSPI2 is a capitalization-weighted index of 200 Korean blue-chip stocks which make up a large majority of the total market value of the Korea Exchange. The constituent stocks are selected on the basis of the market value of the individual stocks, liquidity and representativeness of the respective market and industry groups.

For more information about the KOSPI2, see “The Korea Stock Price Index 200” on page S-33 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the KOSPI2

The following graph sets forth the historical performance of the KOSPI2 based on the daily historical closing levels from January 24, 2008 through January 24, 2013. The closing level for the KOSPI2 on January 24, 2013 was 258.74. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the KOSPI2 should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the KOSPI2 any of the quarterly Observation Dates.

The MSCI Singapore Free IndexSM

Description of the SIMSCI

The SIMSCI tracks the performance of the Singaporean equities market. The SIMSCI is a free-float adjusted capitalization weighted index and aims to capture 85% of the publically available market capitalization. Companies are subject to a global minimum size requirement. The SIMSCI is based on the Global Investable Market Indices methodology.

For more information about the SIMSCI, see “MSCI Indices” beginning on page S-36 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SIMSCI

The following graph sets forth the historical performance of the SIMSCI based on the daily historical closing levels from January 24, 2008 through January 24, 2013. The closing level for the SIMSCI on January 24, 2013 was 364.82. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the SIMSCI should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the SIMSCI any of the quarterly Observation Dates.

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events of default and acceleration

If the Notes have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Notes, you will not be entitled to any additional payments, other than your Principal Amount, with respect to the Notes. The accelerated Maturity Date will be the third business day following the date of acceleration, and on such accelerated Maturity Date, you will be entitled to receive $1,000 per $1,000 Principal Amount of Notes you hold.

For more information, see “Description of Debt Securities—Senior Debt Securities—Events of Default” in the prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers, or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 4.025% and referral fees of up to 1.500% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. In no case will the sum of the underwriting discounts and referral fees exceed 4.025% per $1,000 Principal Amount.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

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U.S. Federal Income Tax Considerations

You should carefully consider the matters set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes.  This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes.  We intend to treat the Notes as contingent payment debt instruments for U.S. federal income tax purposes.  Pursuant to the terms of the Notes, you agree to treat the Notes as contingent payment debt instruments for all U.S. federal income tax purposes and, in the opinion of Morrison & Foerster LLP, special U.S. tax counsel to us, it is reasonable to treat the Notes as contingent payment debt instruments.  Assuming the Notes are treated as contingent payment debt instruments, a U.S. holder will be required to include original issue discount (“OID”) in gross income each year, even though no payments will be made on the Notes until maturity.

Based on the factors described in the section, “U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments”, in order to illustrate the application of the noncontingent bond method to the Notes, we have estimated that the comparable yield of the Notes, solely for U.S. federal income tax purposes, will be 2.00% per annum (compounded annually).  Further, based upon the method described in the section, “U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” and based upon the estimate of the comparable yield, we have estimated that the projected payment schedule for Notes that have a Principal Amount of $1,000 and an issue price of $1,000 consists of a single payment of $1,145.39 at maturity.

Based upon the estimate of the comparable yield, a U.S. holder that pays taxes on a calendar year basis, buys a Note for $1,000, and holds the Note until maturity will be required to pay taxes on the following amounts of ordinary income in respect of the Notes in each year:

Year	OID
2012	$19.24
2013	$23.31
2014	$23.84
2015	$24.39
2016	$24.95
2017	$25.52
2018	$4.15

However, the ordinary income reported in the taxable year the Notes mature will be adjusted to reflect the actual payment received at maturity. U.S. holders should also note that the actual comparable yield and projected payment schedule may be different than as provided in this summary depending upon market conditions on the date the Notes are issued.  U.S. holders may obtain the actual comparable yield and projected payment schedule as determined by us by submitting a written request to:  Structured Equity Derivatives—Structuring HSBC Bank USA, National Association, 452 Fifth Avenue, 3rd Floor, New York, NY 10018.  A U.S. holder is generally bound by the comparable yield and the projected payment schedule established by us for the Notes.  However, if a U.S. holder believes that the projected payment schedule is unreasonable, a U.S. holder must determine its own projected payment schedule and explicitly disclose the use of such schedule and the reason the holder believes the projected payment schedule is unreasonable on its timely filed U.S. federal income tax return for the taxable year in which it acquires the Notes.

The comparable yield and projected payment schedule are not provided for any purpose other than the determination of a U.S. holder’s interest accruals for U.S. federal income tax purposes and do not constitute a projection or representation by us regarding the actual yield on a Note.  We do not make any representation as to what such actual yield will be.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. As a result, the timing and character of income in respect of the Notes might differ from the treatment described above.  You should carefully consider the discussion of all potential tax consequences as set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

We will not attempt to ascertain whether any of the entities whose stock is included in, or owned by, the relevant Reference Asset Component, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in, or owned by, the relevant Reference Asset Component, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose

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stock is included in, or owned by, the relevant Reference Asset Component, as the case may be, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in, or owned by, the relevant Reference Asset Component, as the case may be, is or becomes a PFIC or a USRPHC.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after December 31, 2013. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2014. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the Notes.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$ Averaging Notes

February 4, 2013

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-8
Payment at Maturity	FWP-8
Investor Suitability	FWP-9
Risk Factors	FWP-10
Illustrative Examples	FWP-12
Information Relating to the Reference Asset	FWP-15
Events of Default and Acceleration	FWP-20
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-20
U.S. Federal Income Tax Considerations	FWP-21
Equity Index Underlying Supplement
Risk Factors	S-1
The S&P 500® Index	S-6
The S&P 100® Index	S-10
The S&P MidCap 400® Index	S-14
The S&P 500 Low Volatility Index	S-18
The Russell 2000® Index	S-21
The Dow Jones Industrial AverageSM	S-25
The Hang Seng China Enterprises Index®	S-27
The Hang Seng® Index	S-30
The Korea Stock Price Index 200	S-33
MSCI Indices	S-36
The EURO STOXX 50® Index	S-40
The PHLX Housing SectorSM Index	S-42
The TOPIX® Index	S-46
The NASDAQ-100 Index®	S-49
S&P BRIC 40 Index	S-53
The Nikkei 225 Index	S-56
The FTSE™ 100 Index	S-58
Other Components	S-60
Additional Terms of the Notes	S-60
Prospectus Supplement
Risk Factors	S-3
Risks Relating to Our Business	S-3
Risks Relating to All Note Issuances	S-3
Pricing Supplement	S-7
Description of Notes	S-8
Use of Proceeds and Hedging	S-30
Certain ERISA Considerations	S-30
U.S. Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution (Conflicts of Interest)	S-49
Prospectus
About this Prospectus	1
Risk Factors	1
Where You Can Find More Information	1
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	3
Description of Preferred Stock	15
Description of Warrants	21
Description of Purchase Contracts	25
Description of Units	28
Book-Entry Procedures	30
Limitations on Issuances in Bearer Form	35
U.S. Federal Income Tax Considerations Relating to Debt Securities	35
Plan of Distribution (Conflicts of Interest)	51
Notice to Canadian Investors	53
Notice to EEA Investors	58
Certain ERISA Matters	59
Legal Opinions	60
Experts	60